SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              AMERICA ONLINE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                             54-1322110
        (State or Other Jurisdiction              (I.R.S. Employer
            of Incorporation)                     Identification No.)

                      22000 AOL Way, Dulles, Virginia 20166
               (Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class If this form relates to the registration of a class of securities pursuant to Section 12(b) of the of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. Instruction A.(d), please check the following box.

Securities  Act  registration  statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class            Name of Each Exchange on Which
            to be so Registered            Each Class is to be Registered
      Preferred Share Purchase Rights         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None.

Item 1.           Description of Registrant's Securities to be Registered.

                  In connection with the Agreement and Plan of Merger, dated as of January 10, 2000 (the "Merger Agreement"), between America Online, Inc. ("America Online") and Time Warner Inc. ("Time Warner") pursuant to which America Online and Time Warner agreed to enter into a business combination in a merger of equals (the "Merger") such that each would become wholly owned subsidiaries of a newly organized Delaware corporation ("AOL Time Warner") as more fully described therein, America Online and BankBoston, N.A., as rights agent (the "Rights Agent"), entered into Amendment No. 1, dated as of January 9, 2000 ("Amendment No. 1"), to the Rights Agreement, dated as of May 12, 1998, between America Online and the Rights Agent (the "Rights Agreement"), in order to, among other things, amend: (i) Section 1(a) of the Rights Agreement to provide that none of AOL Time Warner, Time Warner, or their affiliates or associates will be an Acquiring Person (as defined in the Rights Agreement) solely because of the approval, execution or delivery of, or consummations of the transactions contemplated under, the Merger Agreement or the Stock Option Agreement, dated as of January 10, 2000, between America Online and Time Warner (the "Stock Option Agreement"); (ii) Section 3(a) of the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) will not occur solely because of the approval, execution or delivery of, or consummations of the transactions contemplated under, the Merger Agreement or the Stock Option Agreement; and (iii) Section 7(a) of the Rights Agreement to provide that the Rights (as defined in the Rights Agreement) will, in addition to other events, expire upon the effective date of the Merger, which effective date is more fully described, and is subject to conditions more fully described, in the Merger Agreement.

               Amendment No. 1 is incorporated herein by reference, and the foregoing description of Amendment No. 1 and is qualified in its entirety by reference to Amendment No. 1.

Item 2.       Exhibits.

4.1 Amendment No. 1, dated as of January 9, 2000, to Rights Agreement, dated as of May 12, 1998, between America Online, Inc. and BankBoston, N.A.

                                              SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 14, 2000

                                             AMERICA ONLINE, INC.


                                             By: /s/J. Michael Kelly
                                             Name: J. Michael Kelly
                                             Title: Senior Vice President and
                                                    Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit
Number
               Description

4.1 Amendment No. 1, dated as of January 9, 2000, to Rights Agreement, dated as of May 12, 1998, between America Online, Inc. and BankBoston, N.A.